EXHIBIT 99

Date: April 28, 2010

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO	Robert R. Gerber, SVP & CFO
330-364-7777 or trent@onlinefirstfed.com	330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and
Nine-Month Periods Ended March 31, 2010

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended March 31, 2010, of $264,000, or diluted earnings per share of $.26, compared to the $122,000, or $.12 per diluted share, of net earnings reported for the comparable three-month period in 2009. The $142,000, or 116.4%, increase in net earnings resulted from increases of $241,000, or 16.1%, in net interest income and $81,000, or 76.4%, in other income and a decrease of $22,000, or 13.2%, in the provision for losses on loans, which were partially offset by increases of $125,000, or 10.0%, in general, administrative and other expenses and $77,000, or 122.2%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2010, were $603,000, or diluted earnings per share of $.59, compared to the $735,000, or $.70 per diluted share, of net earnings reported for the comparable nine-month period in 2009. The $132,000, or 18.0%, decrease in net earnings resulted from an increase of $462,000, or 12.5%, in general, administrative and other expenses, which was partially offset by increases of $121,000, or 27.6%, in other income and $74,000, or 1.55%, in net interest income and decreases of $59,000, or 15.9%, in the provision for losses on loans and $76,000, or 19.2%, in the provision for federal income taxes.

The increase in net interest income was primarily due to the costs of new and repricing deposits declining faster than the yields on interest earning assets. Borrowing costs decreased period to period due to decreases in the average balance outstanding, which was partially offset by an increase in the average cost of borrowings. The decrease in the average balance period to period was due to the use of excess liquidity to repay Federal Home Loan Bank advances and borrowings under a credit line with another financial institution.

The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits and advertising expense in connection with the new Berlin, Ohio office, increased FDIC insurance premiums, the costs of the Corporation’s compliance activities related to Section 404 of the Sarbanes-Oxley Act and other expenses related to growth in the Corporation’s operations period over period.

For the nine-month period ended March 31, 2010, the $121,000 increase in other income resulted from increases of $161,000 in mortgage servicing revenue net of amortization and impairment and $33,000 in service charges on deposit accounts, which were partially offset by a $89,000 decrease in gain on sale of loans. The increase in mortgage servicing revenue resulted primarily from no impairment charge recorded for the nine-month period ended March 31, 2010 compared to a $175,000 impairment charge recognized in the nine-month period ended March 31, 2009. The impairment expense on mortgage servicing rights in the 2009 period resulted from the evaluation of the impact of lower interest rates, increased prepayment speeds and refinancing of mortgage loans on the Corporation’s mortgage servicing rights.

The decrease in the provision for losses on loans was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs, current economic conditions and the existing allowance for loan losses. Net charge offs were $81,000 for the nine months ended March 31, 2010, and $221,000 for the comparable nine months in 2009. Management has reviewed all loans moving into the non-performing category. Management believes that the allowance for loan losses at March 31, 2010, is adequate based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations.

FFD Financial Corporation reported total assets of $199.1 million at March 31, 2010, an increase of 5.3% over the June 30, 2009 balance of $189.0 million. Cash and cash equivalents decreased by 56.7% from the June 30, 2009 balance of $13.8 million to $6.0 million at March 31, 2010. Excess liquidity and additional deposits were used to repay outstanding borrowings, purchase higher-yielding investment securities and originate loans. Investment securities increased from $5.9 million at June 30, 2009 to $8.0 million at March 31, 2010, a 36.6% increase. Loans receivable, net, increased by 9.3% from the June 30, 2009, balance of $161.4 million to $176.5 million at March 31, 2010. Total liabilities increased by 5.8% from the June 30, 2009, balance of $171.1 million to $181.0 million at March 31, 2010, and included deposits of $164.0 million, representing an increase of 6.8% over the June 30, 2009, deposit balance of $153.6 million. The allowance for loan losses as a percentage of total loans increased to 1.08%, at March 31, 2010, up from 1.04% at June 30, 2009. Non-performing loans were $2.2 million, or 1.1% of total assets, at March 31, 2010, compared to $949,000, or .50% of total assets at June 30, 2009. The $1.25 million increase in non-performing loans was the result of a participation loan in the amount of $743,000 on a retail strip center and several smaller loans moving into the non-performing category. Shareholders’ equity was $18.1 million at March 31, 2010, a 1.1% increase over the June 30, 2009 balance of $17.9 million.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Corporation maintains an interactive web site at www.onlinefirstfed.com

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	March 31, 2010	June 30, 2009
	(unaudited)
Cash and cash equivalents	$ 5,956	$ 13,755
Investment securities	8,009	5,865
Mortgage-backed securities	276	293
Loans receivable, net	176,475	161,438
Loans held for sale	–	311
Real Estate Owned	–	121
Other assets	8,398	7,231

Total assets	$199,114	$189,014

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$164,106	$153,627
Borrowings	15,130	14,669
Other liabilities	1,789	2,833
Total liabilities	181,025	171,129
Shareholders’ equity	18,089	17,885

Total liabilities and shareholders’ equity	$199,114	$189,014

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Total interest income	$7,659	$7,921	$2,589	$2,543

Total interest expense	2,827	3,163	852	1,047

Net interest income	4,832	4,758	1,737	1,496

Provision for losses on loans	312	371	145	167

Net interest income after provision for losses on loans	4,520	4,387	1,592	1,329

Other income	559	438	187	106

General, administrative and other expense	4,157	3,695	1,375	1,250

Earnings before income taxes	922	1,130	404	185

Federal income taxes	319	395	140	63

NET EARNINGS	$ 603	$ 735	$ 264	$ 122

EARNINGS PER SHARE
Basic	$.60	$.71	$.26	$.12

Diluted	$.59	$.70	$.26	$.12